Exhibit 99.1

Prestige Brands Holdings, Inc. Projects First Quarter Fiscal 2009 Revenues and Net Income Below Prior Year; Revenue Increase of 2-4% Reaffirmed for Full Year Fiscal 2009

Irvington, NY, July 23, 2008—Prestige Brands Holdings, Inc. today announced that, despite a challenging first quarter operating environment, it expects organic revenues to increase 2-4% for the 2009 fiscal year. The Company made this announcement in the context of anticipated first quarter revenue and net income declines of approximately 7% versus the prior year comparable quarter.

The decrease in revenues for the first quarter is largely attributable to unfavorable pricing dynamics in the cryogenic segment of the over-the-counter wart treatment category. A secondary factor is the continued absence of the Little Remedies® pediatric cough/cold products, which were voluntarily withdrawn in the fall of calendar year 2007.

Mark Pettie, Chairman and Chief Executive Officer said, “Despite this quarter’s expected results, we continue to anticipate full year revenue growth within our previously stated short to medium term range of 2-4%.  We expect this performance for the full fiscal year will be led by new product innovation and growth of our Focus Brands, which will show solid increases in aggregate during the first quarter”.

The Company previously announced that it will release its first fiscal quarter earnings before the opening of the market on Thursday, August 7th , and host a conference call to discuss those results that same morning at 8:30 a.m. ET.

Forward Looking Statements

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the outlook for Prestige Brands Holdings' market and the demand for its products, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses, and the impact of acquisitions, divestitures, restructurings and other unusual items, including Prestige Brands Holdings' ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal
914-524-6819